Exhibit 5.2

Petróleos Mexicanos

Dirección Jurídica

February 15, 2022

Petróleos Mexicanos

Avenida Marina Nacional No. 329

Colonia Verónica Anzures

Alcaldía Miguel Hidalgo

11300 Ciudad de México

México

Re: Petróleos Mexicanos

Pre-Effective Amendment No. 2 to the Registration Statement on Form F-4

Ladies and Gentlemen:

I am the General Counsel of Petróleos Mexicanos (the “Issuer”), a productive state-owned company of the Federal Government of the United Mexican States (“Mexico”). In such capacity, I am familiar with the preparation and filing by the Issuer and its subsidiaries, Pemex Exploración y Producción, Pemex Transformación Industrial and Pemex Logística (the “Guarantors”), with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form F-4 (as amended by Pre Effective Amendment No. 2, the “Registration Statement”) in connection with the proposed offers to exchange (the “Exchange Offers”) up to U.S. $1,500,000,000 aggregate principal amount of 6.875% Notes due 2025 (the “2025 New Notes”) and U.S. $6,813,567,000 aggregate principal amount of 6.700% Notes due 2032 (the “2032 New Notes” and, together with the 2025 New Notes, the “New Securities”) that have been registered under the Act for an equal principal amount of the Issuer’s issued and outstanding 6.875% Notes due 2025 (the “2025 Old Notes”) and 6.700% Notes due 2032 (the “2032 Old Notes” and, together with the 2025 Old Notes, the “Old Securities”). The New Securities will be issued pursuant to an Indenture dated as of January 27, 2009 (as supplemented, the “Indenture”) between the Issuer and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). Pursuant to a guaranty agreement dated July 29, 1996 (the “Guaranty Agreement”) among the Issuer and the Guarantors, and certificates of designation dated October 16, 2020, December 16, 2021 and December 23, 2021 (the “Certificates of Designation”) issued by the Issuer thereunder, all of the Issuer’s payment obligations under the New Securities will be unconditionally guaranteed, jointly and severally, by the Guarantors. Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in the Indenture.

For purposes of this opinion, I have examined the following documents:

(a)	the Registration Statement and the prospectus (the “Prospectus”) contained therein;

(b)	an executed copy of the Indenture;

(c)	the forms of the New Securities attached as an exhibit to the Registration Statement; and

(d)	executed copies of the Guaranty Agreement and the Certificates of Designation.

In addition, I have examined and relied on the originals or copies, certified or otherwise identified to my satisfaction, of all such corporate records of the Issuer and the Guarantors and such other instruments and other certificates of public officials, officers and representatives of the Issuer and the Guarantors and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.

Based upon the foregoing examination and review, I am of the opinion that:

1. The Issuer has the requisite corporate power and authority to perform its obligations under the Exchange Offers, and has taken all necessary corporate action to authorize the issuance, execution and delivery of the New Securities.

2. At the time of execution and delivery, the Issuer had the requisite corporate power and authority to execute and deliver the Indenture, the Issuer has the requisite corporate power and authority to perform its obligations under the Indenture, and the Indenture has been duly authorized, executed and delivered by the Issuer and constitutes a valid, binding and enforceable obligation of the Issuer.

3. When the New Securities are executed and delivered by the Issuer and authenticated and delivered by the Trustee in exchange for an equal principal amount of the Old Securities, the New Securities will constitute valid, binding and enforceable obligations of the Issuer, and the Guaranty Agreement and the guaranties of the New Securities thereunder will constitute valid, binding and enforceable obligations of the Guarantors, subject in each case to the extent a Mexican court determines that provisions of the Indenture and the Guaranty Agreement or the New Securities violate Mexico’s public policy (“Orden Público”) or defraud basic principles of Mexican law and applicable bankruptcy, liquidation, winding up, dissolution and other similar laws affecting creditors’ rights generally. However, Orden Público or other laws of Mexico do not unduly restrict the rights of the holders of the New Securities or make the remedies provided in the Indenture, the Guaranty Agreement or the New Securities ineffective for the realization of the benefits provided thereby.

4. The statements in the Prospectus under the caption “Taxation—Mexican Taxation,” insofar as such statements relate to statements of law or legal conclusions under the laws of Mexico, fairly summarize the matters referred to therein.

I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to me under the caption “Validity of Securities” in the Prospectus, without admitting that I am an “expert” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this Exhibit.

Very truly yours,
/s/ Luz María Zarza Delgado
Luz María Zarza Delgado
General Counsel of Petróleos Mexicanos
DJ-179-2022